THE GILLETTE COMPANY                                                                 EXHIBIT 23b
GLOBAL EMPLOYEE STOCK OWNERSHIP PLAN

Consent of Independent Registered Public Accounting Firm

The Administrative Committee
The Gillette Company Global Employee Stock Ownership Plan:

We consent to the incorporation by reference in the registration statement (No. 333-128859) on Form S-8 of The Gillette Company Global Employee Stock Ownership Plan of our report dated March 30, 2005, with respect to the statement of changes in assets available for plan benefits for the year ended December 31, 2004 of The Gillette Company Global Employee Stock Ownership Plan, which report appears in the December 31, 2006, annual report on Form 11-K of The Gillette Company Global Employee Stock Ownership Plan.

                                                        /s/ KPMG LLP

Boston, Massachusetts
April 12, 2007